EXHIBIT 16.1

PLS CPA, A PROFESSIONAL CORP.

♦ 4725MERCURY STREET #210 ♦ SAN DIEGO ♦ CALIFORNIA 92111 ♦

♦ TELEPHONE (858)722-5953 ♦ FAX (858) 858-761-0341 ♦ FAX (858) 433-2979

♦ E-MAIL changgpark@gmail.com ♦

August 10, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Cocoluv Inc.

Dear Madame or Sir

On July 12, 2021 our appointment as auditor for Cocoluv Inc., ceased. We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on August 10, 2021 regarding the change of auditors and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111